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                                                                 Exhibit 7(a)(1)


                               LETTER AGREEMENT

February 8, 1999


State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Custodian Contract between Russell Insurance Funds and State Street Bank and Trust Company, dated August 5, 1996, Russell Insurance Funds advises you that it is creating a new fund to be named the Real Estate Securities Fund (the "Fund") and that the Fund desires for State Street Bank and Trust Company to serve as the Custodian with respect to the Fund pursuant to the terms and conditions of the Custodian Contract. The fees to be charged by the Administrator to the Fund in return for its services are contained in the attached fee schedule to the Custodian Contract.

Please indicate your acceptance to act as Custodian to the Real Estate Securities Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INSURANCE FUNDS



By: __________________________
    Lynn L. Anderson
    President

Accepted this ____ day of _________________, 1999.

STATE STREET BANK AND TRUST COMPANY


By:___________________________
Its:__________________________